Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE

June 2, 2010

Contact:

Investors - (301) 951-5917

AMERICAN CAPITAL ANNOUNCES EXTENSION OF EXCHANGE OFFERS,

PUBLIC NOTE CONSENT SOLICITATION AND STANDBY PLAN SOLICITATION

Bethesda, MD – June 2, 2010 - American Capital, Ltd. (Nasdaq: ACAS) (the “Company”) announced today that it has extended (i) the expiration time of its private offers to exchange its outstanding unsecured public and private notes for cash payments and new secured notes (the “Exchange Offers”) and consent solicitation of its outstanding public notes (the “Consent Solicitation”) and (ii) the voting deadline of its solicitation of votes to accept a standby plan of reorganization (the “Standby Plan Solicitation”).

The Exchange Offers, the Consent Solicitation and the Standby Plan Solicitation were previously scheduled to expire at 5.00 p.m. New York City time, on June 1, 2010. The Exchange Offers, the Consent Solicitation and the Standby Plan Solicitation have each been extended until 5:00 p.m., New York City time, on June 8, 2010, unless further extended or earlier terminated. All other terms of the Exchange Offers, the Consent Solicitation and the Standby Plan Solicitation remain unchanged. There will continue to be no right to withdraw public and private notes once tendered and no right to revoke votes to accept the standby plan of reorganization once submitted.

The Company has been advised of the following information by, as applicable, the exchange agent for the Exchange Offers and the voting agent for the Standby Plan, as of 5:00 p.m. New York City time on June 1, 2010:

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With regard to lenders under the Company’s existing credit agreement, whose approximately $1.4 billion of claims constitute Class 3, Existing Credit Agreement Claims, under the standby plan, all of the lenders by outstanding principal amount participated in the solicitation of votes for the standby plan, with 100% in principal amount and 100% in number of votes cast supporting the standby plan. Although the lenders under the existing

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American Capital

June 2, 2010

credit agreement do not participate in the Exchange Offers, as previously announced, they are parties to a lock-up agreement pursuant to which they are obligated to undertake a restructuring of the credit agreement on terms equivalent to those offered to the holders of the Company’s unsecured public and private notes in the Exchange Offers.

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With regard to the holders of the Company’s unsecured private notes, whose approximately $406 million in claims constitute Class 4, Private Notes Claims, under the standby plan, approximately 60% of holders by outstanding principal amount participated in the solicitation of votes for the standby plan, of which 100% in principal amount and 100% in number of votes cast supported the standby plan. With regard to the Exchange Offers, the following unsecured private notes have been tendered:

•	$73.5 million in aggregate principal amount (approximately 87.8%) of outstanding 5.92% Senior Notes, Series A due September 1, 2009.

•	$89.2 million in aggregate principal amount (approximately 94.0%) of outstanding 6.46% Senior Notes, Series B due September 1, 2011.

•	$121.5 million in aggregate principal amount (approximately 90.5%) of outstanding 6.14% Senior Notes, Series 2005-A due August 1, 2010.

•	None of the outstanding Floating Rate Senior Notes, Series 2005-B due October 30, 2020.

•	€14.8 million in aggregate principal amount (100%) of outstanding 5.177% Senior Notes, Series 2006-A due February 9, 2011.

•	£3.3 million in aggregate principal amount (100%) of outstanding 6.565% Senior Notes, Series 2006-B due February 9, 2011.

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With regard to the holders of the Company’s unsecured public 6.85% Senior Notes due August 1, 2012, whose approximately $550 million in claims constitute Class 6, Public Notes Claims, under the standby plan, approximately 76.5% of holders by outstanding principal amount participated in the solicitation of votes for the standby plan, of which approximately 6.01% in principal amount and 27.66% in number of votes cast supported the standby plan. With regard to the Exchange Offers, $37.4 million in aggregate principal amount (approximately 6.8%) of outstanding unsecured public notes have been tendered and the same percentage has voted in favor of the Consent Solicitation.

•	With regard to the holders of the Company’s outstanding swap agreements, whose claims constitute Class 7, Swap Claims, under the

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American Capital

June 2, 2010

standby plan, all of the holders by notional amount participated in the solicitation of votes for the standby plan, with 100% in notional amount and 100% in number of votes cast supporting the standby plan.

This press release and its contents are not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange any security. Any such offer or solicitation shall be made solely by means of an offering memorandum or other offer document furnished to existing securityholders and any securities that are offered have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $14 billion in capital resources under management and eight offices in the U.S., Europe and Asia. For further information, please refer to www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments.

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